PRESS RELEASE                          SOURCE:  First Trust Advisors L.P.

FIRST TRUST ADVISORS L.P. ANNOUNCES PORTFOLIO MANAGER UPDATE CALL FOR FIRST TRUST HIGH INCOME LONG/SHORT FUND

WHEATON, IL -- (BUSINESS WIRE) -- July 8, 2013 -- First Trust Advisors L.P. ("FTA") announced today that First Trust High Income Long/Short Fund (NYSE: FSD) intends to host a conference call with MacKay Shields LLC ("MacKay"), the Fund's investment sub-advisor, on MONDAY, JULY 22, 2013, AT 4:15 P.M. EASTERN TIME. The purpose of the call is to hear the Fund's portfolio management team provide an update for the market and the Fund.

-- Dial-in Number: Domestic (866) 865-6631; International (706) 679-1727; and
   Passcode # 13236796. Please call 10 to 15 minutes before the scheduled start of the teleconference.


-- Telephone Replay: Domestic (800) 585-8367; International (404) 537-3406; and
   Passcode # 13236796. The replay will be available two hours after the end of the call until 11:59 P.M. Eastern Time on Thursday, August 22, 2013.

First Trust Advisors L.P., the Fund's investment advisor, along with its affiliate First Trust Portfolios L.P., are privately-held companies which provide a variety of investment services, including asset management and financial advisory services, with collective assets under management or supervision of approximately $70 billion as of June 30, 2013, through unit investment trusts, exchange-traded funds, closed-end funds, mutual funds and separate managed accounts.

MacKay Shields LLC ("MacKay") serves as the Fund's investment sub-advisor. MacKay is an indirect wholly-owned subsidiary of New York Life Insurance Company and a wholly-owned subsidiary of New York Life Investment Management Holdings LLC. MacKay is a multi-product, fixed income investment management firm with approximately $78.37 billion in assets under management as of May 31, 2013. MacKay manages a number of fixed income strategies for institutional clients and retail mutual funds, including: high yield, high yield active core, core plus, global fixed income, municipal and investment grade. MacKay also manages a convertible strategy.

If you have questions about the Fund that you would like answered on the call, please email your questions to cefquestions@ftadvisors.com and refer to FSD by Thursday, July 18, 2013, 6:00 P.M. Eastern Time.

The Fund is a diversified, closed-end management investment company that seeks to provide current income. The Fund has a secondary objective of capital appreciation. The Fund seeks to achieve its investment objectives by investing, under normal market conditions, a majority of its assets in a diversified portfolio of U.S. and foreign (including emerging markets) high yield corporate fixed-income securities of varying maturities that are rated below-investment grade at the time of purchase.

Past performance is no assurance of future results. Investment return and market value of an investment in the Fund will fluctuate. Shares, when sold, may be worth more or less than their original cost.

The Fund is subject to risks. It is designed for long-term investing and not as a vehicle for trading. Shares of closed-end investment companies frequently trade at a discount from their net asset value ("NAV"). The Fund cannot predict whether or when its common shares will trade at, below or above NAV or at, below or above the initial public offering price.

Below investment-grade securities are commonly referred to as high-yield securities or "junk" bonds and are considered speculative with respect to the issuer's capacity to pay interest and repay principal and are susceptible to default or decline in market value due to adverse economic and business developments. The market values for high-yield securities tend to be very volatile, and these securities are generally less liquid than investment-grade securities.

Principal Risk Factors: Investment in this Fund involves Investment and market risk, management risk, current economic conditions - credit crisis liquidity and volatility risk, fixed-income securities risk, issuer risk, interest rate risk, prepayment risk, reinvestment risk, credit and below-Investment grade securities risk, short selling risk, valuation risk, credit rating agency risk, non-U.S. securities risk, emerging markets risk, currency risk, preferred stock risk, credit linked notes risk, loan participations and assignments risk, leverage risk, derivatives risk, credit default swaps risk, U.S. government securities risk, non-U.S. government debt securities risk, common stock risk, REIT risk, asset-backed, mortgage-backed or mortgage-related securities risk, inflation/deflation risk, new types of securities risk, counterparty and prime brokerage risk, government intervention in financial markets risk, portfolio turnover risk, market disruption and geopolitical risk, illiquid/restricted securities risk, reverse repurchase agreements risk, repurchase agreements risk, certain affiliations, temporary defensive strategies risk, and secondary market for the Fund's common shares.

The risks of investing in the Fund are spelled out in the prospectus, shareholder reports and other regulatory filings.

The Fund's daily closing price and net asset value per share as well as other information can be found at www.ftportfolios.com or by calling (800) 988-5891.





CONTACT: JEFF MARGOLIN  -  (630) 915-6784

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Source:  First Trust Advisors L.P.